UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 28, 2014

ROGERS CORPORATION

(Exact name of Registrant as specified in Charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	1-4347 (Commission File Number)	06-0513860 (I.R.S. Employer Identification No.)

One Technology Drive, P.O. Box 188, Rogers, Connecticut 06263-0188

(Address of Principal Executive Offices and Zip Code)

(860) 774-9605

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 204.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2014, Rogers Corporation (the “Company”) entered into a General Release and Settlement Agreement (the “Agreement”) with Dennis M. Loughran, its former Vice President, Finance and Chief Financial Officer. A brief description of the Agreement is provided below. This description is qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.1 to this Form 8-K and is hereby incorporated by reference.

The Company agreed to provide Mr. Loughran the following benefits:

(i) cash severance equal to 52 weeks of salary payable bi-weekly,

(ii) payment of his target bonus (50% of his salary) as if he had remained employed with the Company contingent upon bonuses being payable under the Rogers Annual Incentive Compensation Plan for the 2014 fiscal year,

(iii) a subsidy towards continued COBRA coverage for Mr. Loughran and his dependents under Rogers’ group health plans for up to one year,

(iv) an immediate service credit of one year towards outstanding unvested restricted stock units, and

(v) six months of outplacement assistance.

Mr. Loughran has provided a general release in favor of the Company and its affiliates under the Agreement. As a condition for receiving the benefits described above, Mr. Loughran must comply with post-employment covenants, including those set forth under his Employment, Invention, Confidentiality and Non-Compete Agreement dated February 1, 2006 and a covenant under the Agreement to cooperate with the Company regarding certain matters that arose during his employment with the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number Document Description

10.1	General Release and Settlement Agreement between the Company and Dennis M. Loughran

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS CORPORATION

By: /s/ Terrance W. Mahoney

Terrance W. Mahoney

Vice President & General Counsel

Date: June 3, 2014